Exhibit 23.18

CONSENT OF QUALIFIED PERSON

June 11, 2024

Re: Form S-4 Registration Statement to be filed by McEwen Mining Inc. (the “Company”)

I, Piers Wendlandt, consent to:

●	the incorporation by reference to the technical report titled “Technical Report Summary on the Initial Assessment of the Fox Complex” (the “Technical Report Summary”), that is current as of December 31, 2021, and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities Exchange Commission (the “SEC”), as an exhibit to and referenced in this Registration Statement on Form S-4 being filed by the Company with the SEC (the “Form S-4”);

●	the use of and reference to my name in the Form S-4, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the Form S-4 and the Technical Report Summary; and

●	the incorporation by reference of any extracts from, or summary of, the sections of the Technical Report Summary that were prepared by me in the Form S-4 and the use of any information derived, summarized, quoted or referenced from the sections of the Technical Report Summary that were prepared by me, that is included or incorporated by reference in the Form S-4.

I am responsible for authoring, and this consent pertains to, the Technical Report Summary. I certify that I have read the Form S-4 and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible.

By:	/s/ Piers Wendlandt
Piers Wendlandt, PE